UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act 1934

Date of Report (Date of earliest event reported): December 16, 2010

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2010, the Board of Directors of Unitil Corporation (“Unitil” or “Company”) voted to approve the participation of Todd R. Black, the Company’s Senior Vice President of External Affairs and Customer Relations, in the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded retirement plan, with participation limited to executives selected by the Company’s Board of Directors.

The purpose of the SERP is to encourage continued service by certain executives by providing enhanced retirement benefits. The SERP enhances the retirement benefits provided by the Unitil Corporation Retirement Plan (a defined benefit pension plan covering a majority of the employees of Unitil and its subsidiaries) by (i) counting all cash compensation towards the benefits formula, (ii) including compensation received from the Unitil Corporation Management Incentive Plan (“Incentive Plan”) in the benefits calculation and (iii) using a final three-year average of salary and Incentive Plan compensation to determine benefits.

The Company will disclose the present value of Mr. Black’s accumulated benefit under the SERP in the Company’s proxy statement relating to its 2011 Annual Meeting of Shareholders. The Company will determine the present value using actuarial assumptions, including interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Item 7.01 Regulation FD Disclosure

Granite State Gas Transmission, Inc. – Base Rate Case Settlement Filing

On June 29, 2010, Granite State Gas Transmission, Inc. (“GSGT”), Unitil’s inter-state natural gas pipeline transportation subsidiary, filed a base transportation rate increase of $2.3 million in annual revenue with the Federal Energy Regulatory Commission (“FERC”), which is GSGT’s first request for a rate change since its last general rate case in 1997. On July 30, 2010, the FERC ordered the rate increase to be effective on January 1, 2011, subject to refund and hearing and settlement procedures. On November 30, 2010 a settlement was filed on behalf of GSGT and all intervenors in the proceeding, resolving all issues in the docket. The settlement provides for an increase of approximately $1.7 million in annual revenue, based on new gas transportation rates to be effective January 1, 2011. The settlement is supported by all of the intervenors, including the participating state commissions and the Maine Office of the Public Advocate. Final approval of the unopposed settlement by the FERC remains pending.

Fitchburg Gas and Electric Light Company – Notices of Intent to File Distribution Base Rate Cases for its Electric and Gas Operating Divisions

By letter dated February 12, 2010, Fitchburg Gas and Electric Light Company d/b/a Unitil (“Fitchburg” or the “Company”) initially provided written notice to the Massachusetts Department of Public Utilities (“MDPU”) of its intent to file for a general increase in its electric and gas distribution base rates. Fitchburg delayed the filing for several months, but recently notified the MPDU that it will proceed with the filing of distribution rate cases for both its electric and gas operating divisions on or about January 14, 2011. In addition to a request to increase distribution rates the filing will seek approval of, among other things, tariffs to recover storm costs incurred by the electric division and approval of a comprehensive revenue decoupling proposal for both gas and electric rates. The Company’s revenue decoupling proposal will be modeled closely on decoupling proposals already approved by the MDPU for other utilities operating in the Commonwealth of Massachusetts and is intended to align the Company’s interests with important public policy objectives concerning energy efficiency, energy reliability, national energy security and protecting the environment. The MDPU is expected to issue an order suspending and deferring the use of the rates until August 1, 2011, pending an investigation and analysis of the Company’s filing. The Company will publicly disclose the amount of the requested rate increases and other related information after the filing of the distribution rate cases with the MDPU.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Mark H. Collin
Mark H. Collin
Senior Vice President, Chief Financial Officer and Treasurer

Date: December 16, 2010